EXHIBIT 5

                               January 24, 1997

DI Industries, Inc.
450 Gears Road, Suite 625
Houston, Texas 77067

      Re:   DI INDUSTRIES, INC. REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

      At your request, we have examined the Articles of Incorporation, as amended, of DI Industries, Inc., a Texas corporation (the "Company"), the bylaws and all corporate proceedings of the Company in connection with the proposed sale to the public by Wexford Special Situations 1996, L.P., Wexford-Euris Special Situations 1996, L.P., Wexford Special Situations 1996 Institutional, L.P. and Wexford Special Situations 1996 Limited of up to 1,750,000 shares (the "Shares") of common stock, par value $0.10 per share (the "Common Stock"), and have reviewed such other matters as we deem relevant in the premises, and based upon such review and examination, we are of the opinion that the Shares have been duly authorized and are validly issued, fully-paid and nonassessable outstanding shares of Common Stock of the Company.

      We hereby consent to the reference to our firm under the caption "Counsel" in the Prospectus included in the Registration Statement on Form S-3 being filed by the Company with the Securities and Exchange Commission in connection with the offering of the Shares.

                                Very truly yours,

                                PORTER & HEDGES, L.L.P.